Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Jennifer Hoover 303-460-5541, jhoover@ball.com

Increased Packaging Volumes, Strategic Actions Propel
Ball’s Strong Second Quarter Results

Highlights

●2Q comparable earnings per diluted share from continuing operations of $1.38, exceeding prior year’s comparable earnings from continuing operations of $1.14

●Sale of plastic packaging business announced in June; segment results reported in discontinued operations

●Global demand for Ball’s metal containers increasing across the company’s packaging businesses

●Cash flow still expected to be approximately $500 million, excluding change in accounting for securitization

●Company’s full-year 2010 share repurchase program expected to exceed $400 million

Summary*
	Second Quarter
$ in millions, except per share data	2010	2009	Change
Total net sales - Reported	$2,007.5	$1,744.6	$262.9
Net earnings from continuing operations - Reported	144.6	134.9	9.7
Diluted EPS – Reported	1.55	1.42	0.13
Comparable net earnings	128.8	108.6	20.2
Comparable diluted EPS	1.38	1.14	0.24
* Ball Corporation’s financial results for 2010 and 2009 are presented on both a GAAP and a non-GAAP (comparable) basis. Reported results were prepared in accordance with generally accepted U.S. accounting principles (GAAP). Non-GAAP (comparable) net earnings exclude items described in more detail in the accompanying notes to the unaudited condensed consolidated financial statements.

BROOMFIELD, Colo., July 29, 2010 — Ball Corporation [NYSE:BLL] today reported second quarter net earnings from continuing operations of $144.6 million, or $1.55 per diluted share, on sales of $2 billion, compared to $134.9 million, or $1.42 per diluted share, on sales of $1.7 billion in the second quarter of 2009. Results from continuing operations for the first six months of 2010 were net earnings of $227.0 million, or $2.42 per diluted share, on sales of $3.6 billion, compared to $201.5 million, or $2.13 per diluted share, on sales of $3.2 billion in the first six months of 2009. Comparable 2010 earnings per diluted share for the second quarter and year-to-date were $1.38 and $2.25 respectively, versus second quarter and year-to-date 2009 earnings per diluted share of $1.14 and $1.88, respectively.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com           Page 1

“On a comparable basis, our strong diluted earnings per share from continuing operations of $1.38 in the second quarter improved more than 20 percent over the same period in 2009 due to increasing volumes in all of our packaging businesses, the impact of the acquisition late last year of four U.S. metal beverage packaging plants and solid performance from our aerospace segment,” said R. David Hoover, chairman and chief executive officer. “The strategic actions we have taken during the past several months – acquiring the remaining interest in our former joint venture plant in China, exiting the plastic packaging business, the acquisition this week of Neuman Aluminum and increasing the size of our stock buyback program – are consistent with our primary goal of generating value for our shareholders and are expected to continue to contribute to improved results.”
Second quarter 2010 results from continuing operations include equity earnings and a gain of $22.1 million, or 24 cents per diluted share, on the company’s previous ownership interest in the former joint venture beverage can plant in China that Ball acquired during the quarter, and after-tax charges totaling $6.3 million, or 7 cents per diluted share, associated with business consolidation activities and debt extinguishment of senior notes that were due in 2012.
Details of comparable segment earnings and business consolidation activities can be found in Notes 2 and 3 to the unaudited consolidated financial statements that accompany this news release.
The company announced on June 15 an agreement to sell its plastic packaging business, and the related earnings from this business are reported in discontinued operations in the financial information included with this news release. For the second quarter and first six months of 2010, diluted earnings per share from discontinued operations were a loss of $75.6 million, or 81 cents per diluted share, and a loss of $78.7 million, or 84 cents per diluted share, respectively, primarily the result of a goodwill impairment due to the announcement in June of the sale of the company’s plastic packaging business. The sale is anticipated to be complete during the third quarter.
“Executing on our strategic initiatives has enabled us to refine our company’s product portfolio, improve operating performance and meet the growing worldwide demand for metal packaging by our customers,” said John A. Hayes, president and chief operating officer for the corporation. “Double-digit volume growth continues in China and Brazil, and as overall metal packaging trends improve we continue to monitor global opportunities for disciplined growth.”

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $114.5 million in the second quarter on sales of $1 billion, compared to $74.8 million on sales of $749.1 million in the second quarter of 2009. For the first six months, comparable segment operating earnings were $188.5 million on sales of $1.8 billion, compared to $121 million on sales of $1.4 billion during the same period in 2009.
The addition of the four U.S. metal beverage packaging plants acquired in October 2009, increased retail promotion of carbonated soft drinks and strong demand for specialty can sizes drove volume improvement. Double-digit volume growth in China and Brazil also contributed to better segment results and equity earnings in the quarter.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com           Page 2

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, segment results in the quarter were operating earnings of $72.5 million on sales of $479.3 million, compared to $64.8 million on sales of $490.6 million in 2009. Results for the first six months were operating earnings of $107.5 million on sales of $846.8 million, compared to $95.7 million on sales of $834.4 million in 2009. Segment results improved due primarily to increased volumes, growth in specialty cans and exceptional operating performance, which were offset slightly by unfavorable currency exchange rates.
During the second quarter, several discounters in Germany began relisting beverage cans in their stores, helping to increase year-to-date can sales in that country by more than 30 percent. While this increase came on a small base, the development is an encouraging sign for the return of the German can market.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, segment results in the quarter were operating earnings of $33.4 million on sales of $312 million, compared to $35.1 million in 2009 on sales of $323.4 million. Year-to-date results were operating earnings of $55.1 million on sales of $597.4 million, compared to $84.7 million in 2009 on sales of $607 million in 2009.
Increased demand year-over-year, particularly for aerosol packaging, and a better price/cost mix nearly offset the absence of inventory holding gains that occurred in the second quarter of 2009. After the quarter ended, Ball acquired Neuman Aluminum, the leading North American manufacturer of aluminum slugs used to make extruded aerosol cans, beverage bottles, aluminum collapsible tubes and technical impact extrusions.

Aerospace and Technologies

Aerospace and technologies segment results were operating earnings of $18.6 million on sales of $180.2 million in the second quarter, compared to $14.8 million on sales of $181.5 million in 2009. For the first six months, operating earnings were $32.1 million on sales of $345.2 million compared to $29.4 million on sales of $359.6 million during the same period last year. Backlog at the end of the quarter was $539 million.
Segment results were stronger than expected and the contract award environment continued to improve. Full-year results, however, are expected to be slightly less than those in 2009.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com           Page 3

Outlook

“Proceeds from the sale of Ball’s plastic packaging business and the company’s continued strong free cash flow will facilitate our expanded share repurchase program,” said Scott C. Morrison, senior vice president and chief financial officer. “Excluding the change in accounting for securitization, we currently expect full-year free cash flow to be approximately $500 million, and plan to repurchase in excess of $400 million of our stock in 2010.”
“The company’s strong performance during the first half of the year reflects our disciplined financial strategy to grow earnings per share over time, to improve returns on invested capital and to generate significant free cash flow,” Hoover said. “As demand for our packaging products increases and we benefit from our previous strategic actions, we expect the momentum in our business to continue and our second half performance from continuing operations should exceed that of 2009.”
Ball Corporation is a supplier of high-quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,000 people worldwide and reported 2009 sales of more than $7.3 billion including discontinued operations. For the latest Ball news and for other company information, please visit www.ball.com.

Conference Call Details

Ball Corporation will hold its regular quarterly conference call on the company’s results and performance on Thursday, July 29, 2010, at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-732-5617. International callers should dial 212-231-2900. Please use the following URL for a webcast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=3183780
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 11 a.m. Mountain Time (1 p.m. Eastern) on Aug. 5, 2010. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21474804. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com           Page 4

Condensed Financials (June 2010)

Unaudited Statements of Consolidated Earnings

	Three months ended		Six months ended
($ in millions, except per share amounts)	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

Net sales (Note 2)	$2,007.5	$1,744.6	$3,599.8	$3,170.5

Costs and expenses

Cost of sales (excluding depreciation)	1,643.1	1,436.1	2,961.3	2,610.4
Depreciation and amortization	62.4	58.6	125.1	114.4
Selling, general and administrative	77.6	72.9	156.9	141.9
Business consolidation and other activities (Note 3)	2.3	7.2	1.8	12.2
Gain on disposition (Note 3)	–	(34.8)	–	(34.8)
	1,785.4	1,540.0	3,245.1	2,844.1

Earnings before interest and taxes (Note 2)	222.1	204.6	354.7	326.4

Interest expense	(36.6)	(24.7)	(70.5)	(50.5)
Debt refinancing costs (Note 3)	(8.1)	–	(8.1)	–

Total interest expense	(44.7)	(24.7)	(78.6)	(50.5)

Tax provision	(60.8)	(50.0)	(81.7)	(76.6)
Equity in results of affiliates (Note 3)	28.0	5.2	32.7	2.5
Less net earnings attributable to noncontrolling interests	–	(0.2)	(0.1)	(0.3)

Net earnings from continuing operations	144.6	134.9	227.0	201.5

Discontinued operations, net of tax (Notes 1 and 3)	(75.6)	(1.6)	(78.7)	1.3

Net earnings attributable to Ball Corporation	$69.0	$133.3	$148.3	$202.8

Earnings per share (Note 3):

Basic – continuing operations	$1.57	$1.44	$2.45	$2.16
Basic – discontinued operations	(0.82)	(0.02)	(0.85)	0.01
Total basic earnings per share	$0.75	$1.42	$1.60	$2.17

Diluted – continuing operations	$1.55	$1.42	$2.42	$2.13
Diluted – discontinued operations	(0.81)	(0.02)	(0.84)	0.01
Total diluted earnings per share	$0.74	$1.40	$1.58	$2.14

Weighted average shares outstanding (000s):
Basic	92,100	93,763	92,566	93,655
Diluted	93,459	94,981	93,916	94,829

Condensed Financials (June 2010)

Unaudited Statements of Consolidated Cash Flows

	Six months ended
($ in millions)	June 27, 2010	June 28, 2009
Cash Flows From Operating Activities:

Net earnings	$148.4	$203.1
Discontinued operations, net of tax	78.7	(1.3)
Depreciation and amortization	125.1	114.4
Gain and equity earnings related to acquisition (Note 3)	(22.1)	–
Gain on sale of investment (Note 3)	–	(34.8)
Income taxes	(7.7)	6.1
Increase in accounts receivable due to change in accounting for securitization program	(250.0)	–
Other changes in working capital	(111.4)	(357.8)
Other	47.8	30.7

Cash provided by (used in) continuing operating activities	8.8	(39.6)
Cash provided by discontinued operating activities	21.9	48.8

	30.7	9.2

Cash Flows From Investing Activities:

Additions to property, plant and equipment	(69.1)	(91.7)
Acquisition of equity affiliate (Note 3)	(89.2)	–
Cash collateral deposits, net	0.3	54.7
Proceeds from sale of investment (Note 3)	–	37.0
Other	(10.5)	(2.6)

Cash used in continuing investing activities	(168.5)	(2.6)
Cash used in discontinued investing activities	(7.4)	(14.5)

	(175.9)	(17.1)

Cash Flows From Financing Activities:

Increase in short-term borrowings due to change in accounting for securitization program	60.0	–
Other changes in borrowings, net	120.7	(58.0)
Dividends	(18.3)	(18.7)
Issuances (purchases) of common stock, net	(141.1)	11.0
Other	(9.3)	2.9

Cash provided by (used in) continuing financing activities	12.0	(62.8)

Effect of exchange rate changes on cash	(2.4)	2.8

Change in cash	(135.6)	(67.9)
Cash–beginning of period	210.6	127.4
Cash–end of period	$75.0	$59.5

Condensed Financials (June 2010)

Unaudited Consolidated Balance Sheets

($ in millions)	June 27, 2010	June 28, 2009
Assets

Current assets

Cash and cash equivalents	$75.0	$59.5

Receivables, net	1,062.9	744.1

Inventories, net	876.2	918.1

Cash collateral – receivable	11.3	119.4

Deferred taxes and other current assets	196.9	257.6

Assets held for sale	327.6	489.3

Total current assets	2,549.9	2,588.0

Property, plant and equipment, net	1,656.3	1,600.3

Goodwill	1,887.6	1,708.1

Other assets, net	524.5	410.2

Total assets	$6,618.3	$6,306.6

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$550.7	$359.3

Cash collateral – liability	11.5	69.5

Payables and accrued liabilities	1,249.7	1,225.7

Total liabilities held for sale	68.8	93.9

Total current liabilities	1,880.7	1,748.4

Long-term debt	2,157.1	2,014.0

Other long-term liabilities	1,134.1	1,234.5

Shareholders’ equity	1,446.4	1,309.7

Total liabilities and shareholders’ equity	$6,618.3	$6,306.6

Notes to Condensed Financials (June 2010)

1. Changes in Presentation for Discontinued Operations

On June 15, 2010, the company announced that it had entered into an agreement to sell its plastic packaging, Americas, business to Amcor Limited for approximately $265 million in cash and $15 million in contingent consideration, subject to customary closing adjustments. The sale of Ball’s plastic packaging business includes five U.S. plants that manufacture polyethylene terephthalate (PET) bottles and preforms and polypropylene bottles, as well as associated customer contracts and other related assets. In accordance with the accounting guidance for discontinued operations, the company’s consolidated financial statements have been retrospectively adjusted to reflect the pending sale of the operations and the change in the company’s reportable segments. Additionally, according to the accounting guidance for discontinued operations, $0.6 million and $1.2 million of indirect costs previously allocated to the plastic packaging, Americas, segment have been included in undistributed corporate costs for the three and six months ended June 27, 2010, respectively; and $0.8 million and $1.6 million have been included for the three and six months ended June 28, 2009, respectively. Further details of the sale are included in Note 3.

2. Business Segment Information

	Three months ended		Six months ended
($ in millions)	June 27, 2010	June 28,2009	June 27, 2010	June 28, 2009

Sales–

Metal beverage packaging, Americas & Asia	$1,036.0	$749.1	$1,810.4	$1,369.5
Metal beverage packaging, Europe	479.3	490.6	846.8	834.4
Metal food & household packaging, Americas	312.0	323.4	597.4	607.0
Aerospace & technologies	180.2	181.5	345.2	359.6

Net sales	$2,007.5	$1,744.6	$3,599.8	$3,170.5

Earnings before interest and taxes–

Metal beverage packaging, Americas & Asia	$114.5	$74.8	$188.5	$121.0
Business consolidation activities (Note 3)	0.8	(3.3)	1.3	(8.3)

Total metal beverage packaging, Americas & Asia	115.3	71.5	189.8	112.7

Metal beverage packaging, Europe	72.5	64.8	107.5	95.7
Metal food & household packaging, Americas	33.4	35.1	55.1	84.7
Aerospace & technologies	18.6	14.8	32.1	29.4

Segment earnings before interest and taxes	239.8	186.2	384.5	322.5

Undistributed corporate costs, net	(14.6)	(12.5)	(26.7)	(27.0)
Gain on sale of investment (Note 3)	–	34.8	–	34.8
Business consolidation and other activities (Note 3)	(3.1)	(3.9)	(3.1)	(3.9)

Total undistributed corporate costs, net	(17.7)	18.4	(29.8)	3.9

Earnings before interest and taxes	222.1	204.6	354.7	326.4

Interest expense	(44.7)	(24.7)	(78.6)	(50.5)
Tax provision	(60.8)	(50.0)	(81.7)	(76.6)
Net earnings attributable to noncontrolling interests	–	(0.2)	(0.1)	(0.3)

Equity in results of affiliates	5.9	5.2	10.6	2.5
Gain and equity earnings related to acquisition (Note 3)	22.1	–	22.1	–

Total equity in results of affiliates	28.0	5.2	32.7	2.5

Net earnings from continuing operations	$144.6	$134.9	$227.0	$201.5

Notes to Condensed Financials (June 2010)

3. Business Consolidation Activities and Other Items

2010

Net earnings of $0.5 million ($0.3 million after tax) and $0.8 million ($0.5 million after tax) were recorded in the first and second quarters of 2010, respectively, to reflect individually insignificant costs and gains primarily related to previously announced plant closures. In addition, the second quarter of 2010 included a charge of $3.1 million ($1.9 million after tax) to establish a reserve associated with an environmental matter at a previously owned facility.

On April 21, 2010, Ball redeemed senior notes due December 2012, which resulted in a charge of $8.1 million ($4.9 million after tax) for the related call premium and write off of unamortized financing costs and unamortized premiums.

As discussed in Note 1, on June 15, 2010, the company entered into an agreement to sell its plastic packaging, Americas, business. In connection with the pending sale, the company has reported discontinued operations as summarized in the following table.

	Three months ended		Six months ended
($ in millions)	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

Net sales	$149.3	$181.6	$263.2	$341.3

Earnings from operations	$3.4	$8.7	$1.4	$13.1
Impairment loss	(107.1)	–	(107.1)	–
Business consolidation activities	(4.4)	(11.9)	(7.3)	(11.9)
Tax benefit	32.5	1.6	34.3	0.1

Discontinued operations, net of tax	$(75.6)	$(1.6)	$(78.7)	$1.3

Also on June 15, 2010, the company acquired Guangdong Jianlibao Group Co., Ltd’s (Jianlibao) 65-percent interest in a joint venture metal beverage can and end plant in Sanshui, PRC. Ball has owned 35 percent of the joint venture plant since 1992. Ball acquired the plant and related assets for $89.2 million in cash (net of cash acquired) and assumed debt and also entered into a long-term supply agreement with Jianlibao and one of its affiliates. As a result of the required purchase accounting, the company recorded a gain in equity earnings of $22.1 million.

2009

In the first quarter, a restructuring charge of $5 million ($3.1 million after tax) was recorded for accelerated depreciation in connection with the closure of a North American metal beverage plant. In the second quarter, restructuring charges of $4.3 million ($2.6 million after tax) for administrative downsizing in our North American metal beverage business and clean-up costs related to previously closed and sold facilities. In addition, the company recorded $2.9 million ($1.8 million after tax) for transaction costs related to an acquisition that was finalized in the fourth quarter.

Also during the second quarter, the company sold a portion of its interest in DigitalGlobe for proceeds of approximately $37 million. As a result of this transaction, a gain of $34.8 million ($30.7 million after tax) was recorded in corporate costs.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Six months ended
($ in millions, except per share amounts)	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

Net earnings as reported	$69.0	$133.3	$148.3	$202.8
Discontinued operations, net of tax	75.6	1.6	78.7	(1.3)
Business consolidation activities, net of tax	1.4	4.4	1.1	7.5
Gain and equity earnings related to acquisition, net of tax	(22.1)	–	(22.1)	–
Gain on disposition, net of tax	–	(30.7)	–	(30.7)
Debt refinancing costs, net of tax	4.9	–	4.9	–

Net earnings before above transactions	$128.8	$108.6	$210.9	$178.3

Per diluted share before above transactions	$1.38	$1.14	$2.25	$1.88

Ball’s management segregates the above items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.